Exhibit (d)(2)

Grand Chip Investment GmbH

Fujian Grand Chip Investment Fund LP

Mr. Zhendong Liu

AIXTRON SE

Attn. Alpha Management Board

Dornkaulstraße 2, 52134

D-52134 Herzogenrath, Germany

Fax:+ 49 2407 9030 40

- in advance by email: m.goetzeler@aixtron.com -

White & Case LLP

Attn. Markus R. Hauptmann and Dr. Tobias Heinrich

Bockenheimer Landstraße 20

D-60323 Frankfurt am Main

Germany

Fax: +49 69 29994 1444

- in advance by email: mhauptmann@whitecase.com; theinrich@whitecase.com -

December 22, 2016

Business Combination Agreement —Termination Notice

Gentlemen,

Please refer to the attached Termination Notice.

We kindly ask you to confirm receipt of this letter and its attachment.

Yours sincerely

Zhendong Liu

/s/ Zhendong Liu

Termination Notice

By:

(1)                                Grand Chip Investment GmbH, with registered offices at c/o Paul Hastings (Europe) LLP, Siesmayerstraße 21, 60323 Frankfurt am Main, Germany, registered with the commercial register of the local court of Frankfurt am Main under no. HRB 104996 („BidCo“);

(2)                                Fujian Grand Chip Investment Fund LP, with registered office at Room 1201, 12/F, Xiamen International Finance Centre, 82 Zhanhong Road, Siming District, Xiamen, China, registered by the Market Supervision Administration of Jinjiang Municipality under the Unified Social Credit Code 91350582MA3467MLXM; and

(3)                                Mr. Zhendong Liu, with business address at Fujian Grand Chip Investment Fund LP, Room 1201, 12/F, IFC Building, 82# Zhanhong Road, Xiamen, China.

(Fujian Grand Chip Investment Fund LP and Mr. Zhendong Liu the „BidCo Shareholders“)

To:

(1)                               AIXTRON SE, with registered office at Dornkaulstraße 2, 52134 Herzogenrath, Germany, registered with the commercial register of the local court of Aachen under no. HRB 16590 („Alpha“); and

(2)                               AIXTRON China Ltd., with registered office at Room 1103, Forterra House, No. 1568 Huashan Road, Shanghai, 200052, China, registered with Shanghai Administration for Industry and Commerce under 310000400642776 („Alpha China“).

(Alpha, Alpha China, BidCo and BidCo Shareholders each a „Party“, collectively the „Parties“)

Whereas:

(A)                              On July 29, 2016, BidCo, published the offer document (the „Offer Document”) for its voluntary public takeover offer („Takeover Offer”) to the shareholders of Alpha, for the acquisition of their no-par value registered shares (auf den Namen lautende Stückaktien) in Alpha (collectively, „Alpha Shares”), including all Alpha Shares represented by American Depositary Shares, at the price of EUR 6.00 per tendered Alpha Share in cash („Transaction”).

(B)                              On 6 October 2016, BidCo amended the Takeover Offer by publishing an amendment to the Takeover Offer („Amendment“) with respect to the minimum acceptance threshold set forth in Section 4.2.1 of the Offer Document.

(C)                              Prior to the Takeover Offer the Parties concluded a Business Combination Agreement on May 23, 2016 („BCA“) to set out principal terms and the mutual understanding of the Parties with respect to the Transaction.

(D)                              On 2 December 2016, the President of the United States issued an order headlined ,,Presidential Order — Regarding the Proposed Acquisition of a Controlling Interest in Aixtron SE by Grand Chip Investment GMBH“ („Order“).

(E)                               On December 8, 2016, BidCo issued a press release and published an announcement in the German Federal Gazette regarding the Order („Announcement”), announcing that the President of the United States, amongst others, prohibited the proposed acquisition of the U.S. business of Alpha by BidCo, whether effected directly or indirectly and also reserved his authority to issue further orders with respect to, amongst others, BidCo and Alpha. Hence, the President of the United States did not announce a decision not to take any action to suspend or prohibit the transaction. As a result the Offer Condition set out in section 4.2.2 (ii) of the Offer Document can no longer be fulfilled. Therefore, the Offer Condition set out in section 4.2.2 (ii) of the Offer Document has failed. Pursuant to Section 4.5 of the Offer Document the Takeover Offer has lapsed and any contracts based on the acceptance of the Takeover Offer will not become effective.

(F)                                According to Section 13.2 lit. (a) of the BCA, the BCA may be terminated by either Party if any competent governmental authority or court has prohibited the Transaction and such decision has become final and non-appealable. According to Section 13.3 of the BCA notice of any termination must be given in writing and must be made within twenty (20) Business Days of the terminating Party becoming aware of the event giving rise to the termination right.

(G)          Defined terms used herein shall have the same meaning as described in the BCA.

Now therefore, BidCo and BidCo Shareholders hereafter declare as follows:

Termination of the BCA

1.             BidCo and BidCo Shareholders hereby terminate the BCA with immediate effect pursuant to Section 13.2 lit. (a) of the BCA.

2.             According to Section 13.3, 2nd sentence of the BCA, the BCA shall have no further effect save for those provisions the surviving of which is expressly agreed on in the BCA (and which shall remain in full force and effect) but without prejudice to the accrued rights of each Party upon termination.

3.             In accordance with Section 13.4 of the BCA the Break Fee Security Amount of EUR 25,000,000, which was transferred and paid to the Break Fee Security Account, shall be released to BidCo Shareholders on January 31, 2017. Due to the termination of the BCA, BidCo and BidCo Shareholders request immediate release of the Break Fee Security Amount.

December 22, 2016

For and on behalf of:	For and on behalf of:

Grand Chip Investment	Fujian Grand Chip	Mr. Zhendong Liu
GmbH	Investment Fund LP

/s/ Zhendong Liu	/s/ Zhendong Liu	/s/ Zhendong Liu
Signature	Signature	Signature

Zhendong Liu	Zhendong Liu

Managing Director	Managing Partner
Name and Position	Name and Position